Exhibit 97.1

ZOOZ POWER LTD.

POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

ZOOZ Power Ltd. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used in this Clawback Policy but not otherwise defined herein are defined in Section 12. This Clawback Policy is intended to comply with the requirements of the Applicable Rules (as defined below).

1. Persons Subject to Clawback Policy

This Clawback Policy shall apply to and be binding and enforceable on current and former Officers. In addition, the Committee and the Board may apply this Clawback Policy to persons who are not Officers (in such cases, with references herein to “Officers” deemed to include such persons), and such application shall apply in the manner determined by the Committee and the Board in their sole discretion.

2. Compensation Subject to Clawback Policy

This Clawback Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Clawback Policy, Incentive-Based Compensation will be deemed to be “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

3. Recovery of Compensation

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee and the Board have determined that recovery from the relevant current or former Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Clawback Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

4. Manner of Recovery; Limitation on Duplicative Recovery

The Committee and the Board shall, in their sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Clawback Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Clawback Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Clawback Policy from such person.

5. Administration

This Clawback Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Clawback Policy in accordance with applicable law and the Applicable Rules, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Clawback Policy shall be final, conclusive and binding on all persons, including the Officers and the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Clawback Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

6. Interpretation

This Clawback Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Clawback Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

7. No Indemnification; No Liability

Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, the Company shall not, directly or indirectly, indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Clawback Policy or any claims relating to the Company’s enforcement of its rights under this Clawback Policy, nor shall the Company, directly or indirectly, pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Clawback Policy. None of the Company, an affiliate of the Company (excluding any person subject to the recovery of Erroneously Awarded Compensation hereunder) or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Clawback Policy.

8. Application; Enforceability

Except as otherwise determined by the Committee or the Board, the adoption of this Clawback Policy does not limit, and is intended to apply in addition to, any Other Recovery Arrangements; provided that, in the event of a conflict between this Clawback Policy and Other Recovery Arrangements (including the Compensation Policy), this Clawback Policy shall prevail. Subject to Section 4, the remedy specified in this Clawback Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law and regulations.

9. Severability

The provisions in this Clawback Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Clawback Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law or the Applicable Rules.

10. Amendment and Termination

The Board and the Committee may amend, modify or terminate this Clawback Policy in whole or in part at any time and from time to time in its sole discretion; provided, however, no amendment or termination of this Clawback Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any applicable laws or the Applicable Rules. This Clawback Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association in the U.S.

11. Miscellaneous

The terms of this Clawback Policy shall be binding and enforceable against all Officers subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Clawback Policy shall be deemed to include the restrictions imposed herein and incorporate this Clawback Policy by reference and, in the event of any inconsistency, the terms of this Clawback Policy will govern. For the avoidance of doubt, this Clawback Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Officer’s compensation became effective.

12. Definitions

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, including Rule 5608 of the NASDAQ listing rules, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Board” means the Board of Directors of the Company.

“Compensation Policy” means the Company’s compensation policy for officers and directors, as adopted in accordance with the Israeli Companies Law 5759-1999 and as in effect from time to time.

“Committee” means, when required by the NASDAQ listing rules, the Compensation Committee of the Board or, in the absence of such a committee, a majority of the independent directors serving on the Board, and otherwise any committee of the Board comprised of independent directors responsible for executive compensation decisions.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received (in which case the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which the Company’s securities are listed).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including GAAP and non-GAAP financial measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Clawback Policy be considered Financial Reporting Measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“GAAP” means United States generally accepted accounting principles.

“Impracticable” means (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the national securities exchange or association on which the Company’s securities are listed, (b) the recovery would violate the Company’s home country laws adopted prior to April 4, 2024, provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive-Based Compensation” means any compensation (including, for the avoidance of doubt, any cash, equity, or equity-based compensation, whether deferred or current) that is granted, earned, and/or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and “received” by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period applicable to such incentive-based compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Officer” means any “executive officer” of the Company as such term is defined in Rule 5608 of the NASDAQ listing rules. Individuals who are “executive officers” of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.

“Other Recovery Arrangements” means any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (including, without limitation, the Compensation Policy) and any other right of clawback, recoupment, forfeiture or repayment that is required by applicable law.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

ACKNOWLEDGMENT AND CONSENT TO

POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

The undersigned has received a copy of the Policy for Recovery of Erroneously Awarded Compensation (as may be amended, restated, or otherwise modified from time to time, the “Clawback Policy”) adopted by ZOOZ Power Ltd. (the “Company”) and has read and understands the Clawback Policy. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Clawback Policy.

As a condition of receiving Incentive-Based Compensation from the Company, by signing this Acknowledgement and Consent Form, the undersigned agrees that (i) the undersigned is and will continue to be subject to the Clawback Policy and that the Clawback Policy will apply both during and after the undersigned’s employment with the Company, (ii) any Incentive-Based Compensation received on or after the Effective Date is subject to recovery pursuant to the terms of the Clawback Policy, and (iii) the undersigned agrees to abide by the terms of the Clawback Policy, including, without limitation, in the event it is determined that any amounts granted, awarded, eared or paid to the undersigned are to be forfeited, reimbursed, clawbacked or repaid, and the undersigned will promptly take any action necessary to effectuate such forfeiture, reimbursement, clawback or repayment. To the extent the Company’s recovery right under the Clawback Policy conflicts with any other contractual rights (including, in the event of an inconsistency or conflict between the Clawback Policy and the terms of any employment agreement, compensation plan, program or agreement) the undersigned may have with the Company, the undersigned understands that the terms of the Clawback Policy shall supersede any such contractual rights. The terms of the Clawback Policy shall apply in addition to any right of recoupment against the undersigned under the Compensation Policy or applicable law and regulations. The undersigned also acknowledges that it would not be entitled to indemnification or advancement of expenses, in connection with any enforcement of the Clawback Policy by the Company.

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